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                                        [LETTERHEAD]


January 12, 1999


Steven J. Schoch
24445 Valley Street
Newhall, California 91321


Dear Candidate:

eToys Inc. (the "Company") is pleased to offer you employment on the following terms:

POSITION. You will serve in a full-time capacity as Senior Vice President and Chief Financial Officer of the Company. You will report to the Company's
Chief Executive Officer. You will be encouraged to participate in meetings of the Company's Board of Directors (the "Board") at the discretion of the Company's Chief Executive Officer. Your start date will be January 31st, 1999.

CASH COMPENSATION. You will be paid a monthly salary of not less than $10,416.67, which is equivalent to $125,000 on an annual basis, payable in monthly installments in accordance with the Company's standard payroll practices for salaried employees. In addition, you will receive a base signing bonus of $25,000 payable within your first week of employment. In addition, in the event that your previous employer does not pay you your expected $200,000 cash bonus for fiscal '98 due to your departure, you will be paid an additional signing bonus of up to 50% of your lost fiscal '98 cash bonus, but in no case greater than $100,000. In the event your employer does pay you your fiscal '98 cash bonus, you will not receive an additional signing bonus. You will vest with respect to your base and additional signing bonus in 12 equal monthly installments for each of the 12 months during which you continue to be employed by the Company following the commencement of your employment. If the Company terminates your employment for any reason, with or without cause (see definition of "cause" below) prior to the end of this 12 month period, or if you end your employment with the Company, you will be obligated to refund to the Company the unvested portion of your base and additional signing bonus. If the Company terminates your employment without cause within the first 12 months of your employment, you will receive a severance payment of $93,750, which is equivalent to 9 months of salary. Your cash compensation will be reviewed annually by the Board.

STOCK OPTIONS. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you stock options to purchase 250,000 shares of the Company's Common Stock. The exercise price will be equal to the fair market value of the Common Stock on the date of grant. The option will be an incentive stock option to the maximum extent permitted by applicable tax law and will be subject to the terms and conditions applicable to options granted under the Company's 1997 Stock Plan, as described in that Plan and the applicable stock option agreement (including customary transfer and "lock-up" restrictions). The option will be immediately exercisable, but the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your employment terminates before you vest in the shares. You will vest in 1/4th of the option shares after twelve months of employment, and the balance will vest in monthly installments over the next 36 months of employment, as described in the applicable stock option agreement. If you are terminated by the

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Company without Cause within the first 6 months of employment, you will vest a number of shares equivalent to 1/8th of the option shares. If you are terminated by the Company without Cause within the first 6-12 months of employment, you will vest a number of shares equivalent to 1/48th of the option shares for each month of employment. If there is a change of control of the Company during the eighteen month period immediately following the date of the commencement of your employment with the Company, you will vest in an additional number of unvested option shares equal to the number in which you would have vested if your employment had continued through the expiration of such eighteen month period.

"Cause" means (a) willful and repeated failure to comply with the lawful directions of the Board, (b) gross negligence or willful misconduct in the performance of your duties to the Company, (c) commission of any act of fraud against, or the misappropriation of material property belonging to, the Company or (d) conviction of a crime that is materially injurious to the business or reputation of the Company, in each case as determined in good faith by the Board.

BENEFITS.
a. INSURANCE BENEFITS. The Company will provide you with standard medical and dental insurance benefits. In addition, the Company currently indemnifies all officers and directors to the maximum extent permitted by law, and you will be requested to enter into the Company's standard form of Indemnification Agreement giving you such protection. Pursuant to the Indemnification Agreement, the Company will agree to advance any expenses for which indemnification is available to the extent allowed by applicable law.
b. VACATION. You will be entitled to 2 weeks paid vacation per year.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company's standard Employee Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

PERIOD OF EMPLOYMENT. Your employment with the Company will be "at will", meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

PROOF OF RIGHT TO WORK. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated and, in such event, you would not be entitled to the severance payment set forth in the preceding paragraph.

WITHHOLDING TAXES. All forms of cash compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

CONFIDENTIALITY OF TERMS. You agree to follow the Company's strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

ENTIRE AGREEMENT. This letter and the Exhibit attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.


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We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Employee Information and Inventions Agreement and returning them to me. This offer of employment is contingent upon the satisfactory completion of reference checks regarding your past employment. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

We look forward to your decision to join eToys Inc. no later than January 20th, 1999 at 5 p.m. Pacific Standard Time.


Very truly yours,

/s/ Toby Lenk

By:
Toby Lenk
Chief Executive Officer
eToys Inc.


I have read and accept this employment offer:

/s/ Steven J. Schoch

Signature of Candidate
Dated January 10, 1999


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